UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2013

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 5.02(e) below, which pertains to the QuickLogic Corporation 2005 Executive Bonus Plan, is incorporated by reference herein.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On December 6, 2013, the Compensation Committee of the Board of Directors of QuickLogic Corporation (the “Company”) approved the compensation to be paid to E. Thomas Hart, the Company’s Executive Chairman of the Board, upon his retirement from the Company, effective January 2, 2014. This marks the completion of Mr. Hart’s three year transition from President and CEO of the Company to the role of Chairman of the Board of Directors of the Company in a non-employee capacity. As Chairman of the Board, Mr. Hart will receive an annual retainer and an annual equity grant equal to two times the amount received by the other non-employee directors of the Company. This currently equates to an annual retainer of $40,000 and an annual grant of 20,000 options. Similar to the other non-employee directors, he will receive a fee of $1,000 for each Board of Director meeting attended in person and $500 for each Board of Director meeting attended by phone conference. The Committee further approved the terms and conditions of a one year consulting agreement between the Company and Mr. Hart under which the Company’s President and CEO may draw on the knowledge, skills and relationship network of Mr. Hart in support of specific strategic projects. For his services, Mr. Hart will receive a $60,000 retainer payable in equal monthly installments of $5,000. Additional services required over and above five days per month will be paid at the rate of $1,000 per day. The maximum amount paid under the retainer may not exceed $100,000. As part of Mr. Hart’s transition from the Company, the Committee approved the payment of a lump sum amount equivalent to Mr. Hart’s existing health care coverage under the Company’s health care plan to apply to his personal health care coverage externally.

(e)

On December 6, 2013, the Committee further established the target bonuses and performance objectives under the Company’s 2005 Executive Bonus Plan (the “Plan”) for 2013. The Plan, as amended, was filed in a current report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2008. Bonus compensation for 2014 is dependent upon the Company’s achievement of (a) annual new product revenue growth, (b) annual gross margin and (c) annual roadmap milestone objectives as set forth in the Company’s Annual Operating Plan (“AOP”). Bonuses are accrued quarterly and paid annually during the first quarter of the following fiscal year. Eighty percent of the annual new product revenue goal must be achieved before any bonus can be earned. Annual new product revenue in excess of 100% to 125% of the objective earns a bonus multiplier of 1.25 and annual new revenue in excess of 125% of the objective earns a bonus multiplier of 1.5. The annual gross margin objective must be achieved before a bonus is earned. The annual roadmap milestone objective is categorized into two elements each of which is subject to the payment of a percentage of the bonus amount for this element if achieved. The Chief Executive Officer’s target bonus for 2014 is currently 50% of his annual base salary and each of the other participants has a target bonus for 2014 currently equal to 35% to 50% of his/her annual base salary.

The disclosure provided in Item 5.02(b) above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2013	QuickLogic Corporation

/s/ Ralph S. Marimon
Ralph S. Marimon Vice President Finance and Chief Financial Officer